Exhibit 99.1

Deckers Brands Reports Fourth Quarter and Fiscal 2018 Financial Results

GOLETA, Calif.--(BUSINESS WIRE)--May 24, 2018--Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the fourth fiscal quarter and fiscal year ended March 31, 2018.

Throughout this release, references to Non-GAAP financial measures exclude the impact of certain charges relating to restructuring activities, retail store closures, tax reform and other one-time or non-recurring charges. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

“We closed fiscal 2018 on a high note as we exceeded expectations for the fifth consecutive quarter," said Dave Powers, President and Chief Executive Officer. “The entire Deckers team stepped up to the plate and performed exceptionally well despite the numerous challenges the organization faced over the last twelve months. For the full year, we achieved record revenue of $1.9 billion, drove a 320 basis point improvement in non-GAAP operating margin to 12.4% and increased non-GAAP diluted earnings per share by 50% to a record $5.74. I am confident that the Company is well positioned to build on its recent financial accomplishments and enhance its industry competitiveness through the continued execution of our operating profit improvement plan and strategic focus."

Fourth Quarter Fiscal 2018 Financial Review

  Net sales increased 8.4% to $400.7 million compared to $369.5 million for the same period last year. On a constant currency basis, net sales increased 6.6%.
  Gross margin was 48.0% compared to 43.0% for the same period last year.
  SG&A expenses were $174.1 million compared to $189.8 million for the same period last year. Non-GAAP SG&A expenses were $172.5 million this year compared to $153.9 million last year.
  Operating income was $18.3 million compared to an operating loss of $30.9 million for the same period last year. Non-GAAP operating income was $19.9 million this year compared to $5.1 million last year.
  Diluted earnings per share was $0.66 compared to a loss of $0.49 for the same period last year. Non-GAAP diluted earnings per share was $0.50 this year compared to $0.11 last year.

Full Year Fiscal 2018 Financial Review

  Net sales increased 6.3% to $1.9 billion compared to $1.8 billion for the same period last year. On a constant currency basis, net sales increased 6.1%.
  Gross margin was 48.9% compared to 46.7% for the same period last year.
  SG&A expenses were $709.1 million compared to $837.2 million for the same period last year. Non-GAAP SG&A expenses were $695.2 million this year compared to $669.6 million last year.
  Operating income was $222.6 million compared to an operating loss of $1.9 million for the same period last year. Non-GAAP operating income was $236.5 million this year compared to $165.6 million last year.
  Diluted earnings per share was $3.58 compared to $0.18 for the same period last year. Non-GAAP diluted earnings per share was $5.74 this year compared to $3.82 last year.

Brand Summary

  UGG® brand net sales for the fourth quarter increased 6.0% to $257.5 million compared to $243.0 million for the same period last year. For fiscal 2018, sales increased 3.9% to $1.5 billion.
  HOKA ONE ONE® brand net sales for the fourth quarter increased 34.1% to $50.4 million compared to $37.6 million for the same period last year. For fiscal 2018, sales increased 46.7% to $153.5 million.
  Teva® brand net sales for the fourth quarter increased 7.3% to $55.0 million compared to $51.3 million for the same period last year. For fiscal 2018, sales increased 13.5% to $133.6 million.
  Sanuk® brand net sales for the fourth quarter increased 10.3% to $35.6 million compared to $32.3 million for the same period last year. For fiscal 2018, sales declined 0.9% to $90.9 million.

Channel Summary (included in the brand sales numbers above)

  Wholesale net sales for the fourth quarter increased 1.8% to $223.1 million compared to $219.1 million for the same period last year. For fiscal 2018, sales increased 5.7% to $1.2 billion.
  DTC net sales for the fourth quarter increased 18.1% to $177.6 million compared to $150.4 million for the same period last year. DTC comparable sales for the fourth quarter increased 15% over the same period last year. For fiscal 2018, sales increased 7.4% to $715.7 million and DTC comparable sales increased 7%.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the fourth quarter increased 8.3% to $249.0 million compared to $230.0 million for the same period last year. For fiscal 2018, sales increased 2.9% to $1.2 billion.
  International net sales for the fourth quarter increased 8.7% to $151.7 million compared to $139.5 million for the same period last year. For fiscal 2018, sales increased 12.4% to $729.3 million.

Balance Sheet (March 31, 2018 as compared to March 31, 2017)

  Cash and cash equivalents were $430.0 million compared to $291.8 million.
  Inventories were $299.6 million compared to $298.9 million.
  Outstanding borrowings were $32.1 million compared to $32.6 million.

Stock Repurchase Program

During the fourth quarter, the Company repurchased approximately 1.34 million shares of its common stock for a total of $125 million. As of March 31, 2018, the Company had $251 million remaining under its $400 million in stock repurchase authorizations.

Full Year Fiscal 2019 Outlook for the Twelve Month Period Ending March 31, 2019

  Net sales are expected to be in the range of $1.925 billion to $1.950 billion.
  Gross margin is expected to be slightly better than 49.0%.

  SG&A expenses as a percentage of sales are projected to be slightly better than 36.5%.
  Operating margin is expected to be in the range of 12.6% to 12.8%.
  Effective tax rate of approximately 22.0%.
  Non-GAAP diluted earnings per share are expected to be in the range of $6.20 to $6.40.
  The earnings per share guidance excludes any charges that may occur from additional store closures, restructuring activities, tax reform and other one-time charges. It also does not assume any impact from additional share repurchases.

First Quarter Fiscal 2019 Outlook for the Three Month Period Ending June 30, 2018

  Net sales are expected to be in the range of $225.0 million to $235.0 million.
  Effective tax rate of approximately 22.0%.
  Non-GAAP net loss per share is expected to be in the range of ($1.50) to ($1.41).
  The earnings per share guidance excludes any charges that may occur from additional store closures, restructuring activities, tax reform and other one-time charges. It also does not assume any impact from additional share repurchases.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including constant currency, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings (loss) per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as charges relating to restructuring activities, retail store closures, tax reform and other one-time or non-recurring charges. In particular, we believe the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate our constant currency information, we calculate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the financial measures to the most directly comparable GAAP measures has been provided under the heading “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” in the financial statement tables included below.

Conference Call Information

The Company’s conference call to review the results for the fourth quarter and fiscal 2018 will be broadcast live today, Thursday, May 24, 2018 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the “Investor” tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses, effective tax rate and earnings (loss) per share, as well as statements regarding our operating profit improvement plan, our ability to compete in our industry, our product and brand strategies, and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," “could,” "estimate," "expected," "intend," "may," “plan,” “predict,” "project," "should," "will," or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-months period ended
	March 31,		March 31,
	2018	2017	2018	2017

Net sales	$400,684	$369,465	$1,903,339	$1,790,147
Cost of sales	208,255	210,541	971,697	954,912
Gross profit	192,429	158,924	931,642	835,235

Selling, general and administrative expenses	174,135	189,797	709,058	837,154
Income (loss) from operations	18,294	(30,873)	222,584	(1,919)

Other expense, net	385	591	1,888	5,067
Income (loss) before income taxes	17,909	(31,464)	220,696	(6,986)

Income tax (benefit) expense	(2,706)	(15,760)	106,302	(12,696)
Net income (loss)	20,615	(15,704)	114,394	5,710

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on foreign currency hedging	1,561	84	(613)	704
Foreign currency translation adjustment	7,526	3,626	14,081	(6,598)
Total other comprehensive income (loss)	9,087	3,710	13,468	(5,894)
Comprehensive income (loss)	$29,702	$(11,994)	$127,862	$(184)

Net income (loss) per share:
Basic	$0.66	$(0.49)	$3.60	$0.18
Diluted	$0.66	$(0.49)	$3.58	$0.18

Weighted-average common shares outstanding:
Basic	31,155	31,944	31,758	32,000
Diluted	31,360	31,944	31,996	32,355

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	March 31,
Assets	2018	2017

Current assets:
Cash and cash equivalents	$429,970	$291,764
Trade accounts receivable, net	143,704	158,643
Inventories, net	299,602	298,851
Other current assets	37,414	71,563
Total current assets	910,690	820,821

Property and equipment, net	220,162	225,531
Other noncurrent assets	133,527	145,428

Total assets	$1,264,379	$1,191,780

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$578	$550
Trade accounts payable	93,939	95,893
Other current liabilities	94,649	62,608
Total current liabilities	189,166	159,051

Long-term liabilities:
Mortgage payable	31,504	32,082
Other liabilities	102,930	46,392
Total long-term liabilities	134,434	78,474

Total stockholders' equity	940,779	954,255

Total liabilities and stockholders' equity	$1,264,379	$1,191,780

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended March 31, 2018 and March 31, 2017
(Amounts in thousands, except for per share data)
(Unaudited)

	Three-month period ended March 31, 2018
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$400,684		$400,684
Cost of sales	208,255		208,255
Gross profit	192,429		192,429

Selling, general and administrative expenses	174,135	(1,594)	172,541
Income from operations	18,294	1,594	19,888

Other expense, net	385		385
Income before income taxes	17,909		19,503

Income tax (benefit) expense	(2,706)		3,803
Net income	$20,615		$15,700

Net income per share:
Basic	$0.66		$0.50
Diluted	$0.66		$0.50

Weighted-average common shares outstanding:
Basic	31,155		31,155
Diluted	31,360		31,360

(1) Amounts as of March 31, 2018 reflect other charges related to organizational changes.
(2) The difference in GAAP and non-GAAP tax expense is primarily due to revisions made during the quarter from one-time deemed repatriation tax as a result of recently enacted U.S. tax reform. The tax rate applied to the non-GAAP measures is 19.5% which represents the effective tax rate for the fiscal quarter ended March 31, 2018.

	Three-month period ended March 31, 2017
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$369,465		$369,465
Cost of sales	210,541		210,541
Gross profit	158,924		158,924

Selling, general and administrative expenses	189,797	(35,937)	153,860
(Loss) income from operations	(30,873)	35,937	5,064

Other expense, net	591		591
(Loss) income before income taxes	(31,464)		4,473

Income tax (benefit) expense	(15,760)		1,029
Net (loss) income	$(15,704)		$3,444

Net (loss) income per share:
Basic	$(0.49)		$0.11
Diluted	$(0.49)		$0.11

Weighted-average common shares outstanding:
Basic	31,944		31,944
Diluted	31,944		32,200

(1) This amount includes approximately (a) $21,400 of total restructuring charges, which are comprised of lease terminations, retail store asset impairments, severance, software impairments, and other corporate reorganization costs, and (b) $14,500 of other non-core charges, which are comprised of store impairments, sales agent conversion costs, and contract terminations.
(2) The tax rate applied to non-GAAP income before tax is 23.0% for the fiscal quarter ended March 31, 2017, which represents the Company's full-year Non-GAAP effective tax rate.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Twelve Months Ended March 31, 2018 and March 31, 2017
(Amounts in thousands, except for per share data)
(Unaudited)

	Twelve-month period ended March 31, 2018
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$1,903,339		$1,903,339
Cost of sales	971,697		971,697
Gross profit	931,642		931,642

Selling, general and administrative expenses	709,058	(13,872)	695,186
Income from operations	222,584	13,872	236,456

Other expense, net	1,888		1,888
Income before income taxes	220,696		234,568

Income tax expense	106,302		50,888
Net income	$114,394		$183,680

Net income per share:
Basic	$3.60		$5.78
Diluted	$3.58		$5.74

Weighted-average common shares outstanding:
Basic	31,758		31,758
Diluted	31,996		31,996

(1) Amounts as of March 31, 2018 reflect charges related to restructuring costs, our contested proxy and related litigation, tax reform, other charges related to organizational changes and the strategic review process.
(2) The difference in GAAP and non-GAAP tax expense is primarily due to the one-time deemed repatriation tax and deferred tax asset re-measurement to the new lower domestic federal tax rate as a result of recently enacted U.S. tax reform. The tax rate applied to the non-GAAP measures is 21.7% for the twelve months ended March 31, 2018.

	Twelve-month period ended March 31, 2017
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$1,790,147		$1,790,147
Cost of sales	954,912		954,912
Gross profit	835,235		835,235

Selling, general and administrative expenses	837,154	(167,507)	669,647
(Loss) income from operations	(1,919)	167,507	165,588

Other expense, net	5,067		5,067
(Loss) income before income taxes	(6,986)		160,521

Income tax (benefit) expense	(12,696)		36,920
Net income	$5,710		$123,601

Net income per share:
Basic	$0.18		$3.86
Diluted	$0.18		$3.82

Weighted-average common shares outstanding:
Basic	32,000		32,000
Diluted	32,355		32,355

(1) This amount includes approximately (a) $118,000 of Sanuk goodwill and patent impairment charges, (b) $29,100 of total restructuring charges, which are comprised of lease terminations, retail store asset impairments, severance costs, software impairments, and other corporate reorganization costs, and (c) $20,400 of other non-core charges, which are comprised of store impairments, sales agent conversion costs, and contract terminations.
(2) The tax rate applied to non-GAAP income before tax is 23.0% for the twelve months ended March 31, 2017.

CONTACT:
Deckers Brands
Investor Contact:
Steve Fasching | SVP, Corporate Strategy, Planning & Investor Relations
805.967.7611